Exhibit 3.54

FIRST AMENDMENT TO THE

BYLAWS

OF

MERCURY AMBULANCE SERVICE, INC.

The following amendment to the Bylaws was duly adopted by the Board of Directors of the Corporation as of December 18, 1996:

RESOLVED, that the Bylaws of the Corporation be, and they hereby are, amended as set forth in Exhibit A attached hereto.

EXHIBIT A

1.	Article I, Section 1 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“1. ANNUAL MEETING. The board of directors may determine the place, date and time of the annual meetings of the stockholders, but if no such place, date and time is fixed, the meeting for any calendar year shall be held at the corporation’s known place of business at 10:00 a.m., on the 1st day of April of each year. If that day is not a business day, the meeting shall be held on the next succeeding business day. At that meeting the stockholders entitled to vote shall elect such directors and transact such business as may properly be brought before the meeting.”

2.	Article I, Section 8 of the Bylaws of the Corporation is hereby deleted in its entirety and the remaining sections of Article I are renumbered accordingly.

3.	Article II, Section 1 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“2. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) members. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors, but no decrease in the number of directors shall change the term of any director in office at the time thereof. The directors shall be elected at the annual meeting of stockholders, and each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors need not be stockholders.”

4.	Article II, Section 4 of the Bylaws of the Corporation is amended in its entirety to read as follows:

“4. NOTICE. Special meetings of the Board of Directors must be preceded by at least two days’ notice of the date, time, and place of the meeting. The notice need not describe the purpose of the special meeting unless required by the articles of incorporation or these bylaws. A director may waive any notice required by the Kentucky Business Corporation Act, the articles of incorporation or these bylaws before or after the date and time stated in the Notice. Except as described below, the waiver shall be in writing, signed by the director entitled to notice and filed with the minutes or corporate records. A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly on his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.”

5.	A new Article II, Section 5 is added to the Bylaws of the Corporation to read as follows:

“5. ACTION OF DIRECTORS IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of the committee, as the case may be, and the written consent is filed with the minutes of proceedings of the Board of Directors or committee.”

6.	Article III, Section 1 of the Bylaws of the Corporation is hereby amended in its entirety to read as follows:

“1. NUMBER. The officers of the corporation shall be as designated by resolution of the Board of Directors. Any two or more offices may be held by the same person.”

7.	A new Article III, Section 3, subparagraph 2. is hereby added to the Bylaws of the Corporation, and the remaining subparagraphs shall be renumbered accordingly, to read as follows:

“2. VICE PRESIDENT. The vice president shall perform all duties incident to the office of vice president and such other duties as from time to time may be assigned to him or her by the board of directors or the president. The vice president shall perform the duties of the president in the president’s absence or disability.”

8.	Article VI of the Bylaws of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE VI - FISCAL YEAR

The fiscal year of the corporation shall end on the 30th day of June of each year.”

BYLAWS

OF

MERCURY AMBULANCE SERVICE, INC.

ARTICLE I – STOCKHOLDERS

1.	ANNUAL MEETING.

The annual meeting of the stockholders shall be held on February 1 in each year, beginning with the year 1984 at the hour of 10:00 A.M., for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday such meeting shall be held on the next succeeding day.

2.	SPECIAL MEETINGS.

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or by the directors, and shall be called by the President at the request of the holders of not less than twenty percent of all the outstanding shares of the corporation entitled to vote at the meeting.

3.	PLACE OF MEETING.

The directors may designate any place, either within or without the state unless otherwise prescribed by statute, as the place of meeting for any annual meeting or for any special meeting called by the directors. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the state unless otherwise prescribed by statute, as the place for holding such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the corporation.

4.	NOTICE OF MEETING.

Written or printed notice setting the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail addressed to the stockholder at his address as it appears on the stock transfer books of the corporation with postage thereon prepaid.

5.	QUORUM.

A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

6.	PROXIES.

At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting.

7.	VOTING.

Each stockholder entitled to vote in accordance with the terms and provisions of the certificate of incorporation and these Bylaws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholders. Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the laws of this State.

8.	ORDER OF BUSINESS.

The order of business at all meetings of the stockholders shall be as follows:

1.	Roll call.

2.	Proof of notice of meeting or waiver of notice.

3.	Reading of minutes of preceding meeting.

4.	Reports of Officers.

5.	Reports of Committees.

6.	Election of Directors.

7.	Unfinished business.

8.	New business.

9.	INFORMAL ACTION BY STOCKHOLDERS.

Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE II - BOARD OF DIRECTORS

1.	NUMBER, TENURE AND QUALIFICATIONS.

There shall be two (2) Directors of the corporation, to hold office until the next annual meeting of the stockholders and until any successor shall have been elected and qualified.

2.	REGULAR MEETINGS.

A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders. The directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

3.	SPECIAL MEETINGS.

Special meetings of the Directors may be called by or at the request of the President or any Director. The person or persons authorized to call special meetings of the Directors may fix the place for holding any special meeting of Directors called by them.

4.	NOTICE.

Notice of any special meeting shall be given at least seven days previously thereto by written notice delivered personally or by telegram or mailed to each Director at his business address. If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail so addressed, with postage thereon prepaid. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where the Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE III - OFFICERS

1.	NUMBER.

The officers of the corporation shall be a President, and a Secretary-Treasurer elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Directors.

2.	ELECTION AND TERM OF OFFICE.

The officers of the corporation to be elected by the Directors shall be elected annually at the first meeting of the Directors held after such annual meeting of the stockholders.

3.	DUTIES.

1. PRESIDENT. The President shall be the principal executive officer of the corporation and, subject to the control of the Directors, shall in general supervise and control all of the business and affairs of the corporation. He shall, when present, preside at all meetings of the stockholders and of the Directors. He may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Directors or by these Bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Directors from time to time.

SECRETARY. The Secretary shall keep the minutes of the stockholders and of the Directors meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with the provisions of these Bylaws or as required, be custodian of the corporate records and of the seal of the corporation and keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder, have general charge of the stock transfer books of the corporation and in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Directors.

TREASURER. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipt for monies due and payable to the corporation from any source whatsoever, and deposit all such monies in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with these Bylaws and in general to perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Directors.

ARTICLE VI - FISCAL YEAR

The fiscal year of the corporation shall end on the 31st day of December of each year.

ARTICLE V - BANKING

All funds and money of the corporation shall be banked, handled and disbursed through a bank account of the corporation in such bank as the Board of Directors shall select.

ARTICLE VI - AMENDMENTS

The power to alter, amend or repeal the Bylaws or adopt new Bylaws, subject to repeal or change by action of the shareholders, shall be vested in the Board of Directors.

IT IS HEREBY CERTIFIED that the above Bylaws for the regulation of the affairs of Mercury Ambulance Service, Inc. were adopted by the Board of Directors of said corporation at the meeting of the Board of Directors which was held on July 28, 1983.

PRESIDENT

ATTEST:

SECRETARY-TREASURER